Federal Home Loan Bank of Cincinnati
NewsRelease
For Immediate Release
February 22, 2010
Contact:
John Byczkowski, FHLBank Cincinnati
513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES 2009 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the fourth quarter and year ended December 31, 2009. In 2009, the FHLBank’s financial condition remained strong despite the economic recession and the FHLBank continued to fulfill its role as an important provider of reliable and attractively priced wholesale funding to members, with a competitive dividend paid to stockholders in each quarter. Highlights include:

•	Net income for 2009 was $268 million, which was approximately $0.5 million below the record set in 2007, and Return on Average Equity (ROE) was 6.38 percent. This compares to net income of $236 million and ROE of 5.73 percent for 2008. The increase between years was driven primarily by the replacement of higher cost debt with lower cost debt. For the fourth quarter of 2009, net income was $49 million and ROE was 5.11 percent, compared to $56 million and 5.19 percent in the fourth quarter of 2008. The slight quarterly reduction in ROE between years was the net result of several factors, the most important being lower interest rates.

•	Total assets at December 31, 2009 were $71.4 billion, a decline of $26.8 billion (27 percent) from year-end 2008. Average asset balances, which influence the level of interest income, declined $9.7 billion from 2008. The declines resulted primarily from a significant decrease in members’ Advance demand. This decline was exaggerated because Advances had grown sharply in 2008 (reaching a record high in October 2008) when members’ demand for wholesale funding rose during the financial crisis. The FHLBank System was an early responder in providing additional needed liquidity to its members during the initial stages of the crisis in 2008. Once the federal government implemented its liquidity and guarantee programs the need to provide members FHLBank funded liquidity dissipated.

•	No credit risk-related or impairment charges were required in 2009.

•	The FHLBank paid stockholders a dividend in cash on December 17, 2009 at a 4.50 percent annualized rate, which was 4.23 percentage points above the fourth-quarter average 3-month LIBOR. The full-year average dividend paid was 4.63 percent, 3.94 percentage points above average 3-month LIBOR for all of 2009.

•	Capital adequacy continued to be strong, exceeding all minimum regulatory capital requirements. GAAP capital stood at $3.5 billion at year end, including $412 million of retained earnings. Retained earnings grew $5 million in the fourth quarter and $86 million, or 26 percent, during all of 2009.

•	During 2009, $31 million was accrued for future use in the Affordable Housing Program. Since the FHLBank established the Program 20 years ago, $332 million of funds for affordable housing initiatives have been set-aside from earnings. Since 2003, the FHLBank also has voluntarily disbursed over $16 million to support targeted affordable housing initiatives. The voluntary contributions are over and above the regulatory Affordable Housing Program requirements.

Operating Results and Profitability

Net income in 2009 was $268 million, up 13 percent from $236 million in 2008. Fourth quarter net income was $49 million, a decrease of 13 percent from $56 million in the fourth quarter of 2008. ROE was 6.38 percent for all of 2009 and 5.11 percent for the fourth quarter, compared to 5.73 percent and 5.19 percent, respectively, for the same periods in 2008. The ROE spreads to 3-month LIBOR and the Federal funds effective rate are two market benchmarks the FHLBank believes stockholders use to assess the competitiveness of return on their capital investment. These spreads were significantly above those in the same periods of 2008 as shown in the table below.

	Three Months		Year Ended
	Ended December 31,		December 31,
	2009	2008	2009	2008
ROE spread to 3-month LIBOR	4.84	2.45	5.69	2.81
ROE spread to Federal funds effective rate	4.99	4.68	6.22	3.81

The higher net income for the full year resulted primarily from the following factors:

•	Beginning in late 2008 and continuing into 2009, the FHLBank retired approximately $17 billion of relatively high-cost Consolidated Obligation Bonds before their final maturities, in response to the decline in intermediate- and long-term interest rates. These Bonds were replaced with new debt at substantially lower interest costs.

•	Until mid year, the FHLBank earned wider portfolio spreads on many short-term and adjustable-rate assets indexed to LIBOR relative to short-term funding costs.

•	Prepayment speeds of relatively high yielding mortgages did not accelerate sharply despite the lower overall mortgage rates, due to the ongoing difficulties in the housing and mortgage markets.

•	Market yield curves were significantly steeper because short-term interest rates fell to historical lows near zero while longer-term rates fell less. This benefited earnings because the FHLBank normally uses a modest amount of short-term debt to fund its long-term assets.

The wider portfolio spreads earned in the first half of 2009 resulted from the financial market disruptions that began in 2008, which increased the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as FHLBank Discount Notes. Discount Notes are used to fund a large amount of LIBOR-indexed Advances. In the second half of 2009, because market participants believed that the financial crisis had subsided, short-term LIBOR decreased, reverting the spread between LIBOR and Discount Notes back to approximate long-term historical levels.

Earnings in 2009 also benefited from the following: increases in net market value gains (primarily unrealized) of almost $16 million in accounting for derivatives; the sale of mortgage-backed securities in the first and fourth quarters, resulting in gains of $12 million; and increases in Advance prepayment fees of $6 million.

Earnings for the fourth quarter and full year 2009 were negatively affected by the large reductions in short-term interest rates, which minimized the amount of earnings generated from funding assets with interest-free capital, and by the reduction in Advances. For the former factor, the benchmark 3-month LIBOR rate averaged 0.69 percent during 2009, compared to 2.92 percent in 2008.

Assets and Mission Asset Activity

The ending balance of Mission Asset Activity – composed of the Advances, Letters of Credit, and the Mortgage Purchase Program – fell $21.3 billion (30 percent) from year-end 2008 and was $48.9 billion at December 31, 2009.

The principal balance of Advances was $35.1 billion at December 31, 2009, a decrease of $17.7 billion (33 percent) from year-end 2008, due to three factors. First, the economic recession lowered demand for consumer, mortgage, and commercial loans, which in turn reduced members’ need for Advances. This is a normal result of an economic contraction on the cyclical Advance business. Second, there was a substantial increase in members’ deposit base. Third, there was continued expansion of government funding and liquidity programs available to members and government initiatives to directly purchase mortgage-backed securities. These activities were led by the Federal Reserve System and its quantitative easing programs, which resulted in a dramatic increase in bank reserves. On both an absolute dollar and percentage basis, most of the decrease in Advances occurred from the FHLBank’s ten largest borrowers. Overall Advance demand is expected to remain weak until the Federal Reserve System tightens monetary policy, an economic recovery brings an expansion of members’ loan demand, and the government’s funding and liquidity programs and purchases of mortgage-backed securities are wound down.

The principal balance of mortgage loans held for portfolio (the Mortgage Purchase Program) was $9.3 billion at December 31, 2009, an increase of $0.7 billion (8 percent) from year-end 2008. This change reflected increased overall mortgage refinancing activity in response to the generally lower mortgage rates, especially in the fourth quarter of 2008 and first quarter of 2009. In 2009, the FHLBank purchased more than $3.6 billion of mortgage loans, while principal paydowns totaled $2.9 billion. Purchase volumes fell after the first quarter as refinancing activity diminished. The profitability of the Mortgage Purchase Program continued to be robust, while market risk was not increased and the exposure to credit risk remained limited.

The balance of investments at year-end 2009 was $24.2 billion, a decrease of 32 percent, or $11.1 billion from year-end 2008. Total investments included $11.4 billion of mortgage-backed securities and $12.8 billion of short-term money market instruments. The latter are generally held for liquidity purposes to support members’ funding needs and to protect against the potential inability to access capital markets for debt issuance. In response to the improvement in market and credit conditions, the FHLBank decreased short-term money market investment balances after the first quarter of 2009.

Capital Stock and Retained Earnings

The GAAP capital-to-assets ratio ended the year at 4.86 percent. The year-end regulatory capital-to-assets ratio was 5.81 percent, well above the required minimum of 4.00 percent. Regulatory capital includes mandatorily redeemable capital stock accounted for as a liability, which provides the same protections as GAAP capital against losses. Financial leverage, as represented by these capital ratios, decreased in 2009, due primarily to the reduction in Advance balances.

Total capital decreased $815 million, or 19 percent, during 2009 due to the reclassification of a substantial amount of capital stock to mandatorily redeemable stock in response to excess stock redemption requests and the membership terminations of a few large members purchased by out-of-district financial institutions.

Retained earnings were $412 million at year end 2009, an increase of $86 million (26 percent) from year-end 2008. The business and market environments allowed sufficient earnings to be generated to pay stockholders a competitive dividend return in each quarter of 2009 and to increase retained earnings, thereby enhancing protection of future dividends against earnings volatility and members’ capital stock against impairment risk.

Risk Exposure

The FHLBank believes that during 2009 its liquidity position remained strong, as did its overall ability to fund operations through debt issuance at acceptable interest costs. The financial crisis significantly elevated the System’s long-term funding costs, compared to U.S. Treasury securities and LIBOR, in the first quarter of 2009 as in 2008. As the financial crisis subsided, the System’s long-term funding costs improved relative to these market benchmarks.

Residual exposure to market risk continued to be moderate and exposure to credit risk and operational risk continued to be minimal. In the fourth quarter, market risk exposure was at a level consistent with historical averages and in line with the FHLBank’s cooperative business model. The FHLBank continued to experience limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions, due to the FHLBank’s conservative underwriting, collateral and counterparty policies and limits.

Advances are overcollateralized and the FHLBank has a perfected first lien position on all pledged loan collateral. The Mortgage Purchase Program is comprised only of conforming fixed-rate conventional loans and loans fully insured by the Federal Housing Administration. At December 31, 2009, $95 million (1.22 percent) of conventional principal was past due 60 days or more, or in foreclosure, which was well below the comparable national average of 5.30 percent. Multiple layers of credit enhancements on the Program’s loans protect against credit losses down to approximately a 50 percent loan-to-value level (based on value at origination).

At December 31, 2009, 98 percent of mortgage-backed securities held were issued by Fannie Mae or Freddie Mac, which the FHLBank believes have the backing of the United States government. Only $187 million of private-label mortgage-backed securities were held at year-end 2009. These are composed of high-quality residential mortgage loans issued and purchased in 2003. The underlying collateral has had a de minimis level of delinquencies and foreclosures, reflected by an average serious delinquency rate (loans at least 60 days past due) of 0.54 percent of total principal, while the securities’ average credit enhancement stood at 7.6 percent. Given these factors, no credit losses are expected to be experienced on any mortgage-backed securities. Additionally, no credit losses are expected on money market liquidity assets because they have short-term maturities and are issued by highly rated, investment grade institutions.

Based on its analysis of exposures and application of GAAP, the FHLBank continues to believe no loss reserves are required for Advances or mortgage assets and no investments are considered to be other-than-temporarily impaired.

# # #

The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets in order to provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 735 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance. Each FHLBank is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces, and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)
Dollars in millions

SELECTED BALANCE SHEET ITEMS

	December 31,	December 31,	Percent
	2009	2008	Change (2)
Total assets	$71,387	$98,206	(27)%
Advances (principal)	35,123	52,799	(33)
Mortgage loans (principal)	9,280	8,590	8
Total investments	24,193	35,325	(32)
Consolidated Obligations:
Discount Notes	23,187	49,336	(53)
Bonds	41,222	42,393	(3)
Total Consolidated Obligations	64,409	91,729	(30)
Mandatorily redeemable capital stock	676	111	NM
Capital stock	3,063	3,962	(23)
Retained earnings	412	326	26
Total capital	3,467	4,282	(19)
Capital-to-assets ratio (GAAP)	4.86%	4.36%
Capital-to-assets ratio (Regulatory) (1)	5.81%	4.48%

OPERATING RESULTS

	Three Months			Year Ended December 31,
	Ended December 31,
			Favorable/			Favorable/
			(Unfavorable)			(Unfavorable)
			Percent			Percent
	2009	2008	Change (2)	2009	2008	Change (2)

Total interest income	$347	$728	(52)%	$1,682	$3,189	(47)%
Total interest expense	(273)	(632)	57	(1,295)	(2,825)	54

Net interest income	74	96	(23)	387	364	6
Other income (loss)	13	(6)	NM	38	9	NM
Other expense	(20)	(13)	(51)	(59)	(51)	(17)
Assessments	(18)	(21)	12	(98)	(86)	(13)

Net income	$49	$56	(13)	$268	$236	13

Return on average equity	5.11%	5.19%		6.38%	5.73%
Return on average assets	0.25	0.23		0.32	0.25
Net interest margin	0.38	0.39		0.46	0.39
Annualized dividend rate	4.50	5.00		4.63	5.31
Average 3-month LIBOR	0.27	2.74		0.69	2.92

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

###